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                                                                EXHIBIT 10.11

                             DEVELOPMENT AGREEMENT

        THIS DEVELOPMENT AGREEMENT, is made as of the 15th day of September, 1995, by and between First Data Resources Inc. ("FDR"), a Delaware corporation, with a place of business at 700 Hansen Way, Palo Alto, California 94304, and Template Software, Inc. ("Consultant"), a Maryland corporation, with a place of business at 13100 Worldgate Drive, Suite 340, Herndon, Virginia 22070.

        1. Services To Be Provided. While this Agreement is in effect and as requested by FDR, Consultant shall provide computer programming, system analysis, design, training, data processing, consulting or related services (the "Services") as further described in Schedule A (the "Work Order") and in such additional Work Orders that the parties may sign from time to time. Consultant shall provide the Services for FDR or for the client whose name is shown on the Work Order. The Work Order shall state detailed procedures and practices that shall be followed while performing the Services, including acceptance of the Services, and at a minimum, shall set forth: (a) the statement of work; (b) a designation of Project Managers; (c) the payment schedule for the applicable Services; (d) the schedule of milestones; (e) deliverables and delivery dates; (f) acceptance criteria; (g) consequences of deliverables which are not acceptable to FDR; (h) provisions relating to non-competition; (i) project milestone and schedule reporting requirements; and
(j) consequences of termination.

        2. Changes to Services. Either party may request a change to the Services set forth in a Work Order pursuant to a written change order ("Change Order"). Each Change Order shall identify with specificity any modifications to the Services as described in a Work Order, including, without limitation, modifications to tasks, timetables, deliverables, fees and charges and staffing. Within ten (10) days after the receipt of a Change Order, the parties shall discuss the availability of personnel and resources to fulfill such Change Order and the resulting adjustments to the Services as described in such Work Order. Consultant, or FDR, as applicable, shall have no obligation to commence work in connection with any Change Order until such Change Order is executed by both parties. Each Change Order executed by FDR and Consultant shall be incorporated into and constitute an amendment to this Agreement. The terms of any Change Order shall control over any inconsistent provisions set forth in the Agreement or any Work Order.


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        3.      Progress Reports; Project Managers. (a) Upon FDR's request from time to time, Consultant shall provide FDR with a status report of Consultant's activities relating to a Work Order, including an explanation of actual or anticipated problem areas.

        (b) Each Work Order shall specify a "Project Manager" for each party. Consultant and Consultant's Project Manager shall give due consideration to all comments, suggestions, directions and recommendations of FDR and FDR's Project Manager with respect to Consultant's performance hereunder. If Consultant's Project Manager is unable to continue to serve due to physical disability or termination of employment, Consultant shall use commercially reasonable efforts to appoint a successor Project Manager, subject to FDR's prior approval, which approval shall not be unreasonably withheld or delayed.

        4. Competitive Services Retained by FDR; Noncompetition. FDR may retain the services of other Persons to undertake the same or similar services as those performed by Consultant and may independently develop or acquire materials or programs that are similar to, or competitive with, the Services.

        5. Work Rules and Regulations. Unless otherwise set forth in the Work Schedule, Consultant shall perform the Services at the location of Consultant set forth in the first paragraph of this Agreement, or such other places as may be required from time to time and mutually agreed to by the parties. Unless otherwise stated in the Work Order, Consultant and its partners, principals, directors, agents, contractors or employees ("Consultant Personnel") shall follow FDR's work schedule, holiday schedule, work rules and security regulations when performing Services at locations of FDR.

        6. Fees and Expenses. (a) The fee paid to Consultant and the method and timing of payment shall be stated in the Work Order. Unless approved in writing by FDR or set forth in an applicable Work Order, Consultant shall be responsible for any expenses Consultant and Consultant Personnel may incur in connection with performance of the Services.

        (b) The fees for the Services do not include local, state or federal sales, use, excise or similar taxes or duties, and such taxes shall be the sole responsibility of FDR. In no


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event shall FDR be responsible for taxes based on the income of Consultant.

        7. Term and Termination. (a) This Agreement shall be effective as of the date first written above and shall continue until September 14, 1996, provided that this Agreement shall not terminate until the completion of all Work Orders executed by the parties or if the parties mutually agree to extend the term of this Agreement.

        (b) FDR may terminate this Agreement and any related Work Order without cause upon thirty (30) days prior written notice to Consultant.

        (c) Either party may terminate this Agreement immediately if the other party breaches or is in default of any material obligation hereunder which default is incapable of cure or which, being capable of cure, has not been cured within thirty (30) days after receipt of notice of such default (or such additional cure period as the non-defaulting party may authorize in its sole discretion).

        (d) Either party may terminate this Agreement if the other (i) becomes insolvent; (ii) makes a general assignment for the benefit of creditors; (iii) files or has filed against it a petition of bankruptcy pursuant to Chapter 7 of the Bankruptcy Code or Chapter 11 or 13 of the Bankruptcy Code and such party does not within sixty (60) days of such filing, assume the obligations under this Agreement as a debtor-in-possession; (iv) suffers or permits the appointment of a receiver for its business; or (v) has wound up or liquidated, voluntarily or otherwise. If any of the above events occurs, that party shall immediately notify the other party of its occurrence.

        8. Consequences of Termination. (a) Upon termination of this Agreement for any reason, FDR's sole obligation, subject to specific termination provisions set forth in the applicable Work Order, shall be to pay Consultant for Services actually rendered and accepted under this Agreement. For fixed price Work Orders, such payment shall be the Service Fees prorated based upon the days elapsed in the period of performance.

        (b) Upon termination of any Work Order due to Consultant's breach of this Agreement or such Work Order or by


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FDR without cause, Consultant shall within ten (10) days thereafter, provide
FDR with all work-in-progress, memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of them) that relate to the Services provided pursuant to such Work Order. Consultant acknowledges that FDR or such third party as FDR designates may complete such work-in-progress.

        (c) The following sections shall survive the expiration or termination of this Agreement for any reason: 4, 8 through 17 and 19 through 24.

        9.      Work Product and Inventions.    All materials developed,
generated or produced by Consultant or Consultant Personnel under a Work Order, including computer software, documentation, flow charts, diagrams, specifications, reports and data ("Work Product") shall be FDR's sole and exclusive property. The foregoing notwithstanding, Work Product shall not include Consultant Property, the porting of the SNAP software to the Sequent hardware, or such other modifications to the Consultant Property which are identified in the Work Order. Consultant and Consultant Personnel shall have no proprietary interest in the Work Product. Any invention, product, computer program, or specification, which is produced as a result of this Agreement or any Work Order, whether patentable or unpatentable, which is made, conceived or first actually or constructively reduced to practice by Consultant or Consultant Personnel ("Inventions") shall be FDR's property. Consultant shall promptly disclose all Inventions to FDR.

        10.     Ownership.      Consultant agrees that the Work Product is a
work specially ordered and commissioned for use as contribution to a collective work and is a work made for hire pursuant to U.S. Copyright Law. If the Work Product or any portion of it is not considered a work made for hire, or if Consultant may be entitled to claim any other ownership interest in the Work Product or Inventions, Consultant hereby transfers, conveys, assigns, and relinquishes exclusively to FDR all of Consultant's worldwide right, title, and interest in and to such materials, under patent, copyright, trade secret and trademark law, in perpetuity or for the longest period otherwise permitted by law. Consultant shall perform any acts that may be deemed necessary or desirable by FDR to evidence more fully transfer of

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ownership to FDR of the Work Product and Inventions at FDR's cost and expense.

        11. License. (a) Prior to providing Services under this Agreement pursuant to any Work Order, Consultant shall either license or identify to FDR in writing, any technology, information, computer programs or other documentation owned by or licensed to Consultant which will be useful or necessary to use the Work Product ("Consultant Property"). Contemporaneously with the execution of this Agreement, Consultant and FDR shall execute a license agreement relating to the use of such Consultant Property in the form attached hereto as Schedule B (the "License Agreement").

        (b) Consultant acknowledges that FDR will be using the Work Product, Inventions and Consultant Property in connection with the Venture. Consultant agrees that if the Venture is terminated or otherwise dissolved, FDR may assign the License Agreement to such third party that will be assuming FDR's obligations of the Venture, provided that such third party agrees in writing to be bound by the terms and conditions of such License Agreement.

        12. Proprietary Information. While performing the Services, Consultant has been or may be given access to information which FDR considers to be proprietary and confidential (collectively, "Proprietary Information") which includes without limitation:

        (a) any data or information that is competitively sensitive material, and not generally known to the public, including information relating to product plans, marketing strategies, finance, operations, customer relationships, customer profiles, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of FDR, its Affiliates and the customers, clients and suppliers of any of the foregoing;

        (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords FDR a competitive advantage over its competitors;

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        (c)  all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, data, databases, inventions, know-how, show-how and trade secrets, whether or not patentable, or copyrightable;

        (d)  Work Product and Inventions; and

        (e) all documents, inventions, substances, engineering and laboratory notebooks, drawings, diagrams, specifications, bills or material, equipment, prototypes and models, and any other tangible manifestation of the foregoing which now exist or come into the control or possession of Consultant.

        Consultant shall use reasonable care to safeguard the Proprietary Information and to prevent the unauthorized use or disclosure thereof. Unless one of FDR's officers has given written permission, Consultant shall not disclose to anyone outside of FDR, or use in other than FDR's business any Proprietary Information received from FDR or for FDR from any other Person. These restrictions shall apply during and after Consultant's engagement with FDR. Any copies or reproductions of the Proprietary Information shall bear the patent, copyright, trademark or proprietary notices contained in the original. Upon FDR's request, but in any event upon termination of this Agreement, Consultant shall surrender to FDR all memoranda, notes, records, drawings, manuals, computer software, and other documents or materials (and all copies of them) relating to or containing Proprietary Information. When Consultant returns the materials, Consultant shall certify in writing that Consultant has returned all materials containing or relating to Proprietary Information. Consultant shall disclose or give access to Proprietary Information only to Consultant Personnel having a need-to-know in connection with Consultant's engagement with FDR and only for use in connection therewith. Consultant shall advise Consultant Personnel having access to or developing Proprietary Information of the confidential and proprietary nature thereof. If Consultant learns of any unauthorized use, or disclosure of Proprietary Information by any Consultant Personnel or former Consultant Personnel it shall promptly advise FDR in writing. Consultant shall also abide by the software license, nondisclosure and confidentiality agreements entered into by FDR with third parties ("Third Party Agreements"), and those third parties shall be third party beneficiaries of this Agreement.


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        13.     Irreparable Harm.  Consultant acknowledges that use or
disclosure of any Proprietary Information in a manner inconsistent with this Agreement or breach of Third Party Agreements will give rise to irreparable injury to FDR or such third parties inadequately compensable in damages. Accordingly, in addition to any other legal remedies which may be available, at law or in equity, FDR or such third parties shall be entitled to equitable or injunctive relief against the unauthorized use or disclosure of Proprietary Information or breach or threatened breach of Third Party Agreements.

        14. Warranties. Consultant represents and warrants that: (a) Consultant is a corporation, duly organized, validly existing and in good standing under the laws of the State of Maryland; (b) Consultant has full power and authority to execute, deliver and perform this Agreement, each Work Order and any agreement supplementary hereto; (c) this Agreement, each Work Order and any agreement supplementary hereto has been duly authorized, executed and delivered by Consultant and is the legal, valid and binding obligation of Consultant in accordance with their respective terms; (d) Consultant has the proper skill, training and background to perform in a competent and professional manner the work set forth in each Work Order and all Services shall be performed in accordance with such Work Order; (e) Consultant possesses the necessary equipment, personnel and other expertise necessary to provide the Services as set forth herein; (f) Consultant Personnel rendering Services shall have appropriate technical skills, training, experience and expertise to enable Consultant to perform its responsibilities set forth herein; (g) the Services shall not be performed in violation of any applicable law, rule or regulation, and Consultant shall have obtained all permits necessary (if any) to comply with such laws, rules and regulations; (h) upon delivery, all Work Product shall conform to the specifications in a Work Order or otherwise agreed to in writing by Consultant and FDR; (i) the Work Product does not contain any virus;
(j) the Work Product does not contain any software lock, drop dead device or similar device; (k) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the Work Product, Inventions or Services; (l) Consultant has not had notice of, or knowledge of any basis for, a claim against Consultant that the Work Product, Inventions or Services infringe any Intellectual Property of any Person; and (m) the provision of Services hereunder and the Work Product and Inventions do not infringe upon

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the proprietary rights or Intellectual Property of any other Person; (n)
Consultant has full right, title and authority to perform the obligations and grant the rights and licenses granted in this Agreement; (o) FDR shall receive free, good and clear title to all Work Product and Inventions. As used herein, the term "Intellectual Property" means any patent, trademark, service mark, trade dress, logo, trade name, copyright, mask work, trade secret, confidential information or other proprietary right; and (p) Consultant Personnel have each executed an agreement with Consultant obligating Consultant Personnel to maintain the confidential nature of Proprietary Information and to use the same only as is consistent with the obligations of Consultant set forth herein.

        15. Personal Injury and Property Damage. Consultant shall be liable for and shall indemnify, defend and hold FDR, its officers and directors, harmless against any claim, loss or damage, including reasonable attorneys' fees, arising from the fault or negligence of Consultant or Consultant Personnel for personal injury or death, or damage to personal or real property. Consultant shall make no claims against FDR for any damages to Consultant, either for personal injury, including death, or for injury to property of any nature, unless such loss is exclusively the result of FDR's gross negligence or willful misconduct.

        16. Intellectual Property Indemnification. Consultant shall indemnify, defend and hold harmless FDR, its Affiliates, any end user and their respective successors, and assigns, including any customers, from all losses, liabilities, damages, and claims (including taxes), and all related costs and expenses, including reasonable attorneys' fees and costs of investigation, litigation, settlement, judgment, interest and penalties ("Claim") relating to the Consultant Property, Work Product, Inventions or Services supplied hereunder, based on any actual or alleged infringement of a third Person's Intellectual Property. If any such claim arises, or if in Consultant's judgment is likely to arise, FDR agrees to allow Consultant, at Consultant's option, to procure the right for FDR, its Affiliates and their respective end users to continue to exercise its rights and licenses granted herein, or to replace or modify the Consultant Property, Work Product, Inventions or Services in a functionally equivalent manner so they become noninfringing. The foregoing remedial actions, however, shall not relieve Consultant of its indemnity obligations with respect to any Claim that may be

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incurred with respect to Consultant Property, Work Product, Inventions or
Services supplied hereunder. Notwithstanding the foregoing, Consultant's obligations shall not apply to any Claim that may be incurred with respect to the Consultant Property, Work Product, Inventions or Services supplied hereunder if (a) the applicable Work Product, Inventions or Services were performed or prepared (as applicable) at FDR's specific instruction; (b) Consultant notified FDR in writing that such Work Product, Inventions or Services would infringe a third Person's Intellectual Property; and (c) FDR instructed Consultant in writing to proceed with the preparation or provision (as applicable) of such Work Product, Inventions or Services.

        17.     Conditions of Indemnity.        The foregoing indemnity
obligations shall be contingent upon: (a) FDR giving written notice to Consultant of any claim, demand, or action for which indemnity is sought promptly after FDR becomes aware of such claim, demand or action; (b) FDR cooperating fully in the defense or settlement of any such claim, demand, or action; and (c) Consultant obtaining the prior written agreement of FDR to any settlement or proposal of settlement, which agreement shall not unreasonably be withheld or delayed.

        18.     Insurance.      While Consultant is performing the Services,
Consultant shall, at its own cost and expense, obtain and maintain in full force and effect, the following insurance coverage: (a) workers' compensation and disability insurance in statutory amounts; (b) employer's liability insurance with minimum limits of $100,000; (c) automobile liability insurance with minimum limits of $500,000/$100,000 for bodily injury and $100,000 for property damage; and (d) general comprehensive liability insurance or suitable umbrella insurance with minimum single limit coverage of $1,000,000.

        19.     Exclusion of Certain Damages.   IN NO EVENT SHALL EITHER PARTY
OR THEIR RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER OR ANY OF THEIR AFFILIATES FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR INCIDENTAL DAMAGES OR LOST PROFITS OF ANY KIND WHATSOEVER, REGARDLESS OF THE BASIS OF THE CLAIM, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHER LEGAL OR EQUITABLE THEORY, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE. THE FOREGOING LIMITATIONS SHALL NOT APPLY TO CONSULTANT'S OBLIGATIONS OF INDEMNITY SET FORTH IN SECTION 16.



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        20.     Limitation of Liability. EXCEPT FOR CLAIMS PURSUANT TO SECTION
16, IN NO EVENT SHALL EITHER PARTY OR ANY AFFILIATE OF EITHER PARTY BE LIABLE FOR AMOUNTS IN EXCESS OF THE DIRECT DAMAGES FOR ITS BREACH OF THIS AGREEMENT UP TO A CUMULATIVE TOTAL AMOUNT SET FORTH IN THE WORK ORDERS RELATING HERETO.

        21. Solicitation of Personnel. Subject to the limitations imposed by applicable law, during the term of this Agreement and for one (1) year afterward, neither party shall solicit the employment of any employee of the other party with whom such party had contact pursuant to this Agreement.

        22. Independent Contractors. FDR and Consultant are acting hereunder as independent contractors. Consultant shall not be considered or deemed to be an agent, employee, joint venturer, or partner of FDR. Consultant Personnel shall not be considered employees of FDR and shall not be entitled to any benefits that FDR grants its employees. If any federal, state or local government agency, any court or any other applicable entity determines that any Consultant Personnel is an employee of FDR for any purpose, Consultant shall indemnify, defend and hold harmless FDR, its officers and directors from all liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) associated with such determination. Consultant shall be responsible for the conduct of Consultant Personnel.

        23. Publicity and Use of Trademarks. Consultant shall not use the name, logo, trademarks, trade names or any facsimile thereof of FDR in publicity releases, promotional material, advertising, marketing or business generating efforts without getting FDR's prior written consent.

        24. General. This Agreement and its Schedules constitute the complete and exclusive statement of agreement between the parties, which supersedes and merges all prior proposals and all other agreements, oral and written, between the parties relating to the subject matter of this Agreement. This Agreement may be modified only in writing signed by both parties. Consultant agrees that FDR or any Affiliate of FDR may execute Work Orders in accordance with the provisions of this Agreement. The Affiliate of FDR executing any Work Order shall be considered to be the "FDR" as that term is used in this Agreement with respect to that Work Order. As used herein, the term "Affiliate" shall mean, with respect to any Person, any other Person which, direct-


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ly or indirectly, owns or controls, is owned or controlled by, or is under common ownership or common control with such Person. As used in the previous sentence, "control" means the power to direct the management or affairs of a Person and "ownership" means the beneficial ownership of more than 50% of the equity securities of the Person. As used herein, "Person" shall mean any general limited partnership, limited partnership, corporation, limited liability company, joint venture, trust, business trust, governmental agency, cooperative, association, individual or other entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person as the context may require. The waiver or failure of either party to exercise any right provided for herein shall not be deemed a waiver of any further right hereunder. This Agreement is personal to Consultant and Consultant may not assign or subcontract its rights or delegate its duties or obligations under this Agreement to any Person, except as provided for in a Work Order. FDR may assign this Agreement to any Affiliate, or as part of the sale of that part of its business which includes the Work Product and Inventions or pursuant to a merger, consolidation or other reorganization, without Consultant's consent, upon notice to Consultant. This Agreement shall bind and benefit FDR, its successors and assigns. This Agreement and performance hereunder and actions related hereto shall be governed by the internal laws of the State of Nebraska without giving effect to those principles governing conflicts of laws. Any notice given under this Agreement shall be in writing and addressed as shown on page 1. A notice shall be effective (a) upon receipt if delivered by hand or
(b) three (3) days after deposit in the U.S. mails, postage prepaid, certified mail return receipt requested. Either party may change its address at any time by giving written notice of the change. In the event of a conflict between this Agreement, any Work Order or a Change Order, the terms of a Change Order which conflict with the terms of a Work Order or the Agreement shall prevail over the terms of the relevant Work Order or Agreement; and the terms of a Work Order which conflict with the terms of the Agreement shall prevail over the terms of the Agreement.


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        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


TEMPLATE SOFTWARE, INC.                         FIRST DATA RESOURCES INC.

By:     Joseph M Fox                            By:     S. Loftesness
       ----------------------                          -----------------------

Name:   Joseph M Fox                            Name:   S. Loftesness
       ----------------------                          -----------------------

Title:  Chairman                                Title:  FDC/EFS EVP
       ----------------------                          -----------------------





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